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                                                                  Exhibit 2.1
                      NUMBER 895 OF THE DEED ROLE FOR 2000


                                     D O N E


at       Frankfurt am Main


on       September 29, 2000



                    Before me, the undersigned notary public


                               DR. STEFAN SCHMINCK

                          with his business address at
                                 Schaumainkai 7
                             60594 Frankfurt am Main



appeared, all personally known,

1.       Klaus Steinweg, Bonhoefferstrasse 40, 58 511 Ludenscheid

The appeared ad 1) declared not to act in his own name but acting as the managing director with single power of representation and exempted from the limitations under Section 181 Civil Code for

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Lydall Gerhardi Verwaltungs GmbH, Ludenscheid, registered in the commercial register of the local court Ludenscheid under HR B 15 69 - EXHIBIT A, acting in its capacity as the general partner of

Lydall Gerhardi GmbH & Co KG, Ludenscheid, registered in the commercial register of the local court Ludenscheid under HR A 797 EXHIBIT B.

and

2.       Christoph Huberty, An der Egge 16, 58093 Hagen,

and

3. Reinhard Hoffmann, Zum Tilo 20, 57413 Finnentrop-Ronkhausen.

The appeared ad 2) and ad 3) declared not to act in their own names but acting as the appointed but not yet registered managing directors with single power of representation and exempted from the limitations under Section 181 Civil Code in the name of

CM 00 Vermogensverwaltung 307 GmbH, registered in the commercial register of the local court Munchen under HR B 13 22 94 - EXHIBIT C, the change of the firm name to Gerhardi Kunststofftechnik GmbH, the seat moved to Ludenscheid and the change of the purpose of the company resolved according to the deed no. 893 of the deed file 2000 of the notarizing notary but not yet registered in the commercial registry.


Asked whether previously having been involved in the meaning of Section 3 para 1 no 7 Notarization Act (BeurkG) the appeared stated that not to have been the case.

The appeared then requested the notarization of the following:

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                         SPIN OFF AND TRANSFER AGREEMENT

                                    PREAMBLE

1. Lydall Gerhardi GmbH & Co KG is registered in the commercial register of the local court Ludenscheid under HR A 797 with its seat in Ludenscheid, hereinafter "TRANSFERRING COMPANY"

The partnership capital of the TRANSFERRING COMPANY amounts to DM 1.200.000,00 (in words one million twohundredthousand Deutsche Mark).

Lydall Deutschland Holding GmbH with its seat in Ludenscheid, registered in the commercial register of the local court Ludenscheid under HR B 29 15 - EXHIBIT D
- is the only limited partner in the TRANSFERRING COMPANY.

Lydall Gerhardi Verwaltungs GmbH, Ludenscheid, registered in the commercial register of the local court Ludenscheid under HR B 15 69, with a stated capital of DM 100.000,00 is the only general partner in the TRANSFERRING COMPANY.

According to the Articles of Association of the TRANSFERRING COMPANY the purpose of the company is the manufacturing of metal works of all kinds, the operation of a semi-finished metal works plant, the manufacturing of semi- and complete goods made out of plastic as well as trading with the above mentioned goods. The company is entitled to be active in other branches of industry, to acquire or lease other businesses or to make agreements of common interest or similar agreements with other companies or associations.

2. CM 00 Vermogensverwaltung 307 GmbH with its seat in Munich is registered in the commercial register of the local court in Munich under HR B 13 22 94 with a stated capital of Euro 25.000,00 fully paid up, hereinafter "RECEIVING COMPANY

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The TRANSFERRING COMPANY is the sole quotaholder of the RECEIVING COMPANY. By way of resolution, deed No 893/ 2000 of the notarizing Notary public dated September 29, 2000, not yet register in the commercial register inter alia the purpose of the RECEIVING COMPANY has been changed as follows:

The purpose of the company is the manufacturing of metal works of all kinds, the operation of a semi-finished metal works plant, the manufacturing of semi- and complete goods made out of plastic as well as trading with the above mentioned goods. The company is entitled to any acts possibly serving the above mentioned purpose. The company may acquire companies of similar or equal kind and own interests therein. The company may form domestic and/or foreign branches.

3. By way of this agreement all assets and liabilities of the business units Ludenscheid and Ibbenburen of the TRANSFERRING COMPANY including all rights and obligations associated with these business units - hereinafter the "BUSINESS" - shall be spun off to the RECEIVING COMPANY with the TRANSFERRING COMPANY continuing (Sections 123 para 3 no 1 in connection with 124 ff., 138 ff., 141 ff Transfer Act - UmwG). The business unit Meinerzhagen shall remain with the TRANSFERRING COMPANY.

4. To the extent the appeared refer to Exhibits, there are included in deed no.891/2000 of the notarizing notary as of September 29, 2000, that has been available in its original during the notarization. The contents of aforementioned deed is known to the parties and they waive the reading and the attachment of the deed in question.

In consideration of the above the parties agree to the following:

                         SPIN OFF AND TRANSFER AGREEMENT

SECTION 1         FIRM NAME AND SEAT OF PARTIES

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Lydall Gerhardi GmbH & Co KG, Ludenscheid, as the TRANSFERRING COMPANY, and CM
00 Vermogensverwaltung 307 GmbH, Munich (as mentioned above, move of corporate seat to Ludenscheid resolved but not yet registered with the commercial registry), as the RECEIVING COMPANY, are the participating companies in this spin off.

SECTION 2         TRANSFER OF ASSETS

The TRANSFERRING COMPANY herewith transfers the assets and liabilities listed below together with all rights and obligations to the RECEIVING COMPANY with the TRANSFERRING COMPANY continuing.

The following shall apply in particular to the transfer of the assets and liabilities to the RECEIVING COMPANY:

1.   Fixed assets:

a) As part of the spin off the fixed assets listed in EXHIBIT 2.1.a. which economically belong to the business unit in Ibbenburen are transferred from the TRANSFERRING COMPANY to the RECEIVING COMPANY.

b) As part of the spin off the fixed assets listed in EXHIBIT 2.1.b. which economically belong to the business unit in Ludenscheid are transferred from the TRANSFERRING COMPANY to the RECEIVING COMPANY.

c) As part of the spin off the fixed assets listed in EXHIBIT 2.1.c. which economically belong to the business unit in Ludenscheid forming part of the administration there, are transferred from the TRANSFERRING COMPANY to the RECEIVING COMPANY.

d) As part of the spin off only the patents listed in the 6th column of the list marked "Ibbenburen" and/or "Ludenscheid" EXHIBIT 2.1.d - are transferred from the TRANSFERRING COMPANY to the RECEIVING COMPANY.

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e) The TRANSFERRING COMPANY is the sole owner of the following real property :

REAL ESTATE LUDENSCHEID:


NR.      GEMARKUNG               BAND        BLATT        FLURSTUCK     GROSSE       2
                                                                        HA    A     M
---      ---------               ----        -----        ---------     --------------
1        Lud. - Stadt                        1813         11            -     5     93
2        Lud. - Stadt                        1813         9             -     7     98
5        Lud. - Stadt                        1813         132           -     97    39
6        Lud. - Stadt                        1813         131           -     -     41
8        Lud. - Stadt                        1813         156           -     -     79
9        Lud. - Stadt                        1813         10 2/8        -     01    70
10       Lud. - Stadt                        1813         157           -     01    10
11       Lud. - Stadt                        1813         160           -     -     03
12       Lud. - Stadt                        1813         159           -     -     04

Encumbrances: Mortgage current. No. 7 in Section III in the amount of DM 11.000.000,- in favor of Deutsche Bank

REAL PROPERTY IBBENBUREN:


NR.      GEMARKUNG               BAND        BLATT        FLURSTUCK     GROSSE       2
                                                                        HA    A     M
---      ---------               ----        -----        ---------     --------------
5        Ibbenburen                          7288         26            -      49    61
6        Ibbenburen                          7288         74            -      26    91
7        Ibbenburen                          0635         94            -      90    44
8        Ibbenburen                          0635         95            -      58    15
9        Ibbenburen                          0635         27            -      35    53
10       Ibbenburen                          0635         28            1      11    84
11       Ibbenburen                          0635         73            -      29    59

Encumbrances in Section III:
         Real estate register of Ibbenburen, folio 7288 under current number 5 a mortgage in the amount of DM 50.000 in favor of Fa. Karl Lohmann KG, transferred to Stadtsparkasse Ibbenburen, as well as a further mortgage in the amount of DM 350.000,00 under current no. 7 in favor of Stadtsparkasse Emsdetten, transferred to Stadtsparkasse Ibbenburen;

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         Real estate register of Ibbenburen, folio 0635 under current no. 1 -
         10, altogether 10 mortgages at DM 120.000 each, in favor of Fa. Gerhardi & Cie GmbH & Co KG, the TRANSFERRING COMPANY.

As part of the spin off the above mentioned real property including the registered encumbrances and further including all statutory components of the real property, in particular any and all existing buildings thereon, are transferred to the RECEIVING COMPANY. The transfer includes any public levvies, building restrictions, possible obligations of an owner under environmental protection laws as well as obligations stemming from contamination, known or unknown, plus any right and obligation under existing lease agreements. However, any underlying obligations under registered mortgages shall not be transferred.

2.       Liabilities, Claims and Contractual Relations

a) As part of the spin off those supplier obligations listed in the column Ludenscheid and Ibbenburen in EXHIBIT 2.2.a. (1) and the customer receivables listed in EXHIBIT 2.2.a. (2) in the column Ludenscheid and Ibbenburen transferred from the TRANSFERRING COMPANY to the RECEIVING COMPANY.

b) As part of the spin off the agreements listed in the column "Werk" and marked "L" and "I" in EXHIBIT 2.2.b shall be transferred from the TRANSFERRING COMPANY to the RECEIVING COMPANY.

c) The framework agreements with customers listed in the column "WKNR" marked "4" and "005" in EXHIBIT 2.2.c. with respect to the products listed therein shall be transferred from the TRANSFERRING COMPANY to the RECEIVING COMPANY with all rights and obligations including the already manufactured non-finished products therefore.

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d) As part of the spin-off the licences listed in Exhibit 2.2.d are being transferred from the TRANSFERRING COMPANY to the RECEIVING COMPANY.

e) As part of the spin-off possession to the items listed in Exhibit 2.2.e together with the underlying contractual relationships and the duties and rights stemming therefrom is being transferred from the TRANSFERRING COMPANY to the RECEIVING COMPANY.

f) As part of the sign-off the insurance relationships listed in Exhibit 2.2.f. are transfered from the TRANSFERRING COMPANY to the RECEIVING COMPANY.

3.       Inventory

As part of the spin off the inventory, spare parts of any kind and ancillary material (Hilfs- und Betriebsstoffe) in the warehouses in Ludenscheid and Ibbenburen shall be transferred from the TRANSFERRING COMPANY to the RECEIVING COMPANY with all rights and obligations.

4.       Employment Agreements

a) As part of the spin off the employment relationships with the blue-collar employees (Arbeiter) - EXHIBIT 2.4.a - of the business unit Ludenscheid shall be transferred from the TRANSFERRING COMPANY to the RECEIVING COMPANY with all rights and obligations.

b) As part of the spin off the employment relationships of the salaried employees (Angestellte) - EXHIBIT 2.4.b - of the business unit Ludenscheid shall be transferred from the TRANSFERRING COMPANY to the RECEIVING COMPANY with all rights and obligations.

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c) As part of the spin off the employment relationships with the blue collar employees - EXHIBIT 2.4.c - of the business unit Ibbenburen shall be transferred from the TRANSFERRING COMPANY to the RECEIVING COMPANY with all rights and obligations.

d) As part of the spin off the employment relationships of the salaried employees - EXHIBIT 2.4.d - of the business unit Ibbenburen shall be transferred from the TRANSFERRING COMPANY to the RECEIVING COMPANY with all rights and obligations.

e) To the extent apprentices are being listed in the Exhibits a) - d) these shall also be transferred.

5. All assets, liabilities, contractual relationships and employment relationships as well as all rights and obligations shall be transferred to the RECEIVING COMPANY to the extent they are according to the EXHIBITS, on the transfer date (see Section 4 below) economically allocable to the BUSINESS, even if they are not specifically listed in the EXHIBITs of this Section 3. This shall in particular apply to intangible goods or assets acquired and liabilities assumed until the registration of the spin off in the commercial register at the seat of the TRANSFERRING COMPANY as well as employment relationships entered into. To the extent that goods, claims and items are being sold in the regular course of business by the TRANSFERRING COMPANY after the transfer date (see
Section 4 below), which according to the stipulation in Section 4. a) were supposed to be transferred to the RECEIVING COMPANY, the surrogate shall replace them.

SECTION 3         ISSUANCE OF QUOTAS; SPECIFIC RIGHTS AND BENEFITS

1. As consideration for the transfer specified under Section 2 above the TRANSFERRING COMPANY shall receive additional interests in the company by

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way of increase of its existing quota with a nominal capital of Euro
25.000,00 by Euro 2.475.000,00 to Euro 2.500.000,00 so that the stated
capital of the RECEIVING COMPANY shall then amount to Euro 2.500.000,00. The amounts stated for the transferred assets shall be at the level of the RECEIVING COMPANY at the minimum according to their book value, at the maximum to their fair market value. Any difference of the value stated in accordance with the above of the transferred assets towards the total nominal value of the quota of the RECEIVING COMPANY shall be booked into the capital reserve of the RECEIVING COMPANY. The consideration granted by way of stock increase shall provide the entitlement to profits as of the transfer date (see Section 4 below).

2. No cash payments are due.

3. No special rights and benefits for the shareholders of the TRANSFERRING COMPANY or other parties mentioned in Section 126 para 1 no. 7 and 8 Transfer Act - UmwG - were granted.


SECTION 4         TRANSFER DATE

4.1 As of September 30, 2000, 11.58 p.m. any acts with respect to assets and liabilities as well as other rights and obligations transferred to the RECEIVING COMPANY in accordance with Section 2 above by the TRANSFERRING COMPANY shall be deemed to have been made on behalf of the RECEIVING COMPANY (Section 126 para 1 no 6 Transfer Act - UmwG).

4.2. With respect to the status of the content and the existence of the assets transferred according to Section 2 above the SPIN-OFF DATE is material.

SECTION 5         CONSEQUENCES OF THE SPIN OFF FOR THE EMPLOYEES AND THEIR
REPRESENTATIVES

1. On the basis of the spin off the employment relationships listed in EXHIBITs 2.4.a, 2.4.b, 2.4.c und 2.4.d shall be transferred from the TRANSFERRING COMPANY to the RECEIVING COMPANY.

2. The RECEIVING COMPANY shall accept all rights and obligations for the employment relationships existing at the time of transfer in light of the spin off. To the extent these rights and obligations are dealt with by a collective bargaining agreement or a collective shop agreement these shall become part of the individual employment agreement between the RECEIVING COMPANY and the respective employee and may not be altered to the detriment of the employee prior to the end of one year following the date of transfer (Section 613a para 1 Civil Code - BGB, Section 324 Transfer Act - UmwG), unless the prerequisites of the exception to the rule according to Section 613 a para 1 sentence 3 and 4 Civil Code - BGB are applicable (Section 324 Transfer Act - UmwG). According to
Section 324 Transfer Act - UmwG - Section 613 a para 4 Civil Code - BGB remains unaffected by the effects of the registration of the spin off. With respect to termination Section 323 Transfer Act - UmwG applies; Section 323 Transfer Act - UmwG - stipulates that with respect to termination the position of the employee shall not detrimentally be affected for the duration of two years following the spin off, if the respective employee had been employed by the TRANSFERRING COMPANY for more than two years prior to the spin off.

3. A levying of interest - Interessenausgleich - concerning the employees listed in EXHIBITs 2.4.a., 2.4.b., 2.4.c. and 2.4.d. has been agreed upon between the TRANSFERRING COMPANY and the works councils exisiting in the company for the business unit in Ibbenburen on the one hand and in Meinerzhagen and in Ludenscheid on the other dated 29.09.2000. The document is attached as EXHIBIT 5.3.

4. The RECEIVING COMPANY has no works council until now. The TRANSFERRING COMPANY has a joint works council for the business units Ludenscheid and Meinerzhagen and a works council for the business unit in

Ibbenburen. According to Section 321 Transfer Act - UmwG - the members of the works council remain in office and continue the business for those units for which they were responsible before and thus also for those business units transferred to the RECEIVING COMPANY. The works councils are required to immediately appoint an election committee. Their transitionary mandate shall end as soon as new works councils have been elected in the business units and the result of the election has been published, however, not later than six months following the registration of the spin off in the commercial register at the seat of the RECEIVING COMPANY.

The wording of Section 321 Transfer Act - UmwG - does not provide for a transitional mandate for other employee representations such as company works council, economic committee, youth and apprentice representation, speaker committee, etc.. Nevertheless, the RECEIVING COMPANY accepts transitionary mandates by way of the levying of interest - Exhibit 5.3.

The RECEIVING COMPANY shall regularly employ more than 500 employees and thereby more than 100 employees with the consequence that the works council respectively company works council shall establish an economic committee (Section 106 Works Council Constitution Act - BetrVerfG). The TRANSFERRING COMPANY shall regularly employ more than 100 employees; consequently, there will be an economic committee.

In case separate works councils are being established for the business units in Ibbenburen and Ludenscheid at the RECEIVING COMPANY, Section 47 Works Council Constitution Act - BetrVerfG - provides for the establishment of a company works council.

Units with regularly more than 5 employees which have not reached the age of 18
- adolescent employees - or which are employed as part of their education and have not yet reached the age of 25, youth and apprentice representations shall be elected if works councils have been established in these units (Sections 60, 80 para 1 no 5 Works Council Constitution Act - BetrVerfG). As concerns the

TRANSFERRING COMPANY there are no youth and apprentice employees; the RECEIVING COMPANY presently employs 5 youths and apprentices.

5. Following the spin off the RECEIVING COMPANY will regularly employ more than 500 employees. Limited liability companies - GmbH's - with more than 500 employees are required under Section 77 Works Council Constitution Act 1952 to establish a co-determined Supervisory Board consisting of 1/3 employee representatives. The RECEIVING COMPANY shall establish a co-determined Supervisory Board with 1/3 of the members being employee representatives.

SECTION 6         FINANCIAL STATEMENT

The spin off will be based on a spin off financial statement of the TRANSFERRING COMPANY in the form of a closing balance sheet in the meaning of Sections 125, 17 para 2 Transfer Act - UmwG as per September 30, 2000, 11.58 p.m. audited with an unqualified certificate by the CPA firm Price Waterhouse Coopers, Dortmund
(PwC).

SECTION 7         REAL PROPERTY, STATEMENTS CONCERNING REAL PROPERTY

The TRANSFERRING COMPANY appropriates and the RECEIVING COMPANY applies for an amendment of the land registers with respect to the transfers under this spin off and transfer agreement in accordance with Section 2.1.e.

The competent land registers shall receive a certified excerpt from the commercial register following the registration of the spin off in the commercial register of the TRANSFERRING COMPANY.

SECTION 8         SEVERANCE CLAUSE

In case one or more clauses of this deed are void or unenforceable the remaining clauses shall remain unaffected thereby. The parties undertake to replace the void or unenforceable clause by such a clause which in its economic effect comes closest to the void or unenforceable clause, however, is valid and enforceable. The same shall apply in case of omissions in this agreement.


SECTION 9         EXPENSES, VAT, COPIES

The cost for this deed and its consummation as well as any possible transfer taxes shall be borne by the TRANSFERRING COMPANY.

To the extent any of the transactions made above trigger VAT the RECEIVING COMPANY shall owe to the legal VAT to the TRANSFERRING COMPANY. The TRANSFERRING COMPANY is obliged in that case to issue to the RECEIVING COMPANY a statement showing the VAT owed. The VAT owed shall be paid by way of transfer of the input tax claim of the RECEIVING COMPANY to the competent tax authoritiy supplied on the legal form. The RECEIVING COMPANY herewith accepts such a transfer. In case the transfer of the input tax claim cannot be effected, irrespective of the reason therefor, or in case the input tax claim cannot successfully be claimed for other reasons towards the tax authority in connection with the same VAT declaration, in which the transfer itself has been declared, the claim shall be paid by way of payment by the RECEIVING COMPANY.

To the extent the transaction forms a business transfer the RECEIVING COMPANY shall take over this legal position with respect to VAT in accordance with
Section 1 a Value Added Tax Act - UmstG - in lieu of the TRANSFERRING COMPANY. This means that in particular the deadlines for corrections as well as other stipulations concerning the input tax deduction according to Section 15 a VAT Act shall be continued by the RECEIVING COMPANY. In case of a correction of the input tax concerning the assets transferred under this spin off and transfer agreement in accordance with Section 15 a VAT Act due to change of use the RECEIVING COMPANY shall bare the cost for input tax repayments, potential input tax returns shall also be due the RECEIVING COMPANY.

The following parties shall receive

EXECUTIONS:

-        The quotaholder of the TRANSFERRING COMPANY (2);
-        the quotaholder of the RECEIVING COMPANY (2);
-        the parties of this agreement (2 each).


CERTIFIED COPIES:

-    the court of registration of Ludenscheid (2);

-    the court of registration of Munich (2);

-    the land register in Ibbenburen;

-    the land register in Ludenscheid;

-    the tax office Ludenscheid, corporate income tax unit no. 3325740735

-    the tax office Ludenscheid, real property transfer tax unit.

-    the tax office Ibbenburen, real property transfer tax unit


SECTION 10        REMARKS

The notary pointed out to the parties in particular the following:

- The spin off shall only become effective with the registration thereof in the commercial register of the TRANSFERRING COMPANY.

- At the time of registration of the capital increase in the commercial register at the seat of the RECEIVING COMPANY the net value of the assets transferred minus the liabilities transferred may not be lower than the total nominal value of the shares / quotas issued in consideration thereof of the RECEIVING COMPANY.

- The transferring company shall remain liable for any potiential shortfall amount.

- The notary pointed out the effects of the registration under Section 131 Transfer Act - UmwG - and the liability stipulations according to Section 133 Transfer Act.

- The notary further informed about Section 613 a Civil Code, the interim mandate of the works council under Section 321 Transfer Act and the rights of the employees with respect to termination under Section 323 Transfer Act.

- The notary has further informed about the potential damage claim against the representative bodies of the TRANSFERRING COMPANY under Section 25 Transfer Act.

- The notary further informed that additional liability could stem from other statutes such as Section 25 Commercial Code and Section 75 AO, Section 133 para 1 sentence 2 Transfer Act.

- The notary finally informed that the spin off could trigger real estate transfer tax and that the parties shall be jointly liable towards the tax authorities for such a tax.

SECTION 11        POWER OF ATTORNEY

All the appeared asked the notary to implement this deed and herewith grant a power of attorney to him and his substitute exempting them from the limitations under Section 181 Civil Code to make any statements in their name necessary for the implementation of this agreement, make amendments to this deed, in particular to the extent these are requested from the land register for the amendment of the land registers.

The appeared herewith grant to the notary as well as
a) Ms. Waltraud Alltmann

b) Ms. Sandra Assion
- each individually -

both employed by the notary in his notarial office, power of attorney with the exemption from the limitations under Section 181 Civil Code to make any statements with respect to the filing of the spin off agreement, which may be requested by the chamber of commerce and / or the courts of registration in implementing the spin off. This power of attorney shall include any changes in the mere wording of this agreement.

This recording has been read by the notary, approved by the appeared and personally signed by them as follows: